Exhibit 10.1

RELEASE AND SETTLEMENT AGREEMENT
 AND
AMENDMENT TO CONTRACT

This Settlement and Release Agreement and Amendment to Contract (“Amendment”) is entered into and effective on May 20, 2010, by and between SCS Corporation, a Delaware Corporation, with an office located at 12012 Wickchester, Suite 475, Houston, TX 77079 (“SCS”), which is the wholly-owned subsidiary of Hyperdynamics Corporation (“HDY”), and Geophysical Service Inc., a Canadian Corporation, a service company with an office at 400, 400 5th Avenue S.W., Calgary, AB Canada T2P OL6, (“GSI”).  SCS and GSI are sometimes collectively referred to as “Parties”.

WHEREAS, SCS and GSI are parties to a Master Geophysical Data Acquisition Agreement dated February 13, 2008, as amended by and through the Release and Settlement Agreement between them dated June 27, 2008 (the “MGDA Agreement”); and

WHEREAS, the MGDA Agreement provided for seismic services by GSI in the Contract Area under the Hydrocarbon Production Sharing Contract (“PSC”) dated September 22, 2006 between SCS, as Contractor, and the Republic of Guinea (“Government” or “Guinea”), such Contract Area located offshore Guinea; and the PSC is subject to a Memorandum of Understanding dated September 14, 2009 between SCS and the Government (“MOU”) that requires, among other things, for SCS and the Government to review  and amend or clarify, if necessary, the PSC to ensure that it is consistent with terms similar to other international oil and gas production sharing agreements and requires that such review is completed no later than March 11, 2010 or such later time as agreed by the Parties (“PSC Amendment”); and

WHEREAS, SCS has assigned a partial participating interest as Contractor under the PSC to Dana Petroleum (E&P) Limited, of Aberdeen, Scotland (“Dana”) or a designated affiliate of Dana under the terms of a Sales and Purchase Agreement (“Dana SPA”) which calls for a payment of a total of Nineteen Million and Five Hundred Thousand Dollars US ($19,500,000) by Dana (“Dana Payment”) upon the execution and entry into full legal effect of any amendment that results from the review under the MOU; and, under the terms of the Dana SPA, Dana may, in its discretion, pay up to Fourteen Million and Five Hundred Thousand Dollars U.S. ($14,500,000) of the Dana Payment in ordinary shares of UK£0.15 each of Dana Petroleum plc (“Dana Stock”); and

WHEREAS, a dispute has arisen between the Parties concerning the MGDA Agreement; and

WHEREAS, the Parties wish to amicably resolve this dispute between them and amicably terminate the MGDA Agreement on mutually acceptable terms and conditions and in light of the contingencies set forth below.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, the Parties agree as follows:

1. Conditions.  Upon the occurrence of both (1) the execution and entry into full legal effectiveness of any amendment to the PSC that results from the review called for under the MOU and (2) Dana’s payment (whether in cash or stock) of the Nineteen Million and Five Hundred Thousand Dollars US ($19,500,000) pursuant to the Dana SPA, then the Parties shall perform and carry out the following.

2. Payments by SCS to GSI.  On or before May 25, 2010, SCS shall pay to GSI $3,000,000.00.  Unless stated otherwise, all dollar amounts shall be in U.S. dollars and payments to be made by SCS to GSI shall be valued in U.S. dollars.

3. Termination of MGDA Agreement.  Upon SCS’s full payment of the cash amount set forth in and under Paragraph 2 above, the MGDA Agreement shall be terminated and of no force and effect.  Specifically, the Parties recognize, acknowledge and agree that any interest that GSI would otherwise maintain in the seismic data generated or delivered under the MGDA Agreement, in whatever form and in whatever manner recorded or stored or delivered to others, including the revenue interest provided under the MGDA Agreement and any rights to market the seismic data, is terminated, released and relinquished for all purposes by GSI.  For all purposes, this termination, release and relinquishment shall also be subject to the provisions for the release by GSI of any and all of its claims, rights, causes of action as provided elsewhere in this Amendment.

4. No Admission.  This Amendment is not an admission of liability or wrongdoing by either Party, but is entered into solely in order to amicably resolve the dispute.

5. Full Release by GSI.  Upon GSI’s receipt of SCS’s full payment of the cash amount set forth in and under Paragraph 2 above, GSI hereby releases, relinquishes, indemnifies, holds harmless and protects HDY, its affiliates, officers and directors, employees, agents, attorneys and all other persons, natural and otherwise, associated or affiliated with it, past and present, from any and all claims, causes of actions, disputes and disagreements, whether now known or which should have been known through reasonable inquiry and due diligence, including those claims, assertions, allegations and causes of action arising from or related to the invoice for services delivered by GSI to SCS on or about November 17, 2009.  This release, relinquishment, indemnification and protection expressly extends to and includes any and all rights and any claims, causes of action, disputes and disagreements arising from any and all rights held, owned or asserted by GSI  under the MGDA Agreement, including the revenue interest or marketing rights set forth therein.

6. Full Release by SCS.  Upon GSI’s receipt of SCS’s full payment of the cash amount set forth in and under Paragraph 2 above, SCS hereby releases, relinquishes, indemnifies, holds harmless and protects GSI, its affiliates, officers and directors, employees, agents, attorneys and all other persons, natural and otherwise, associated or affiliated with it, past and present, from any and all claims, causes of actions, disputes and disagreements, whether now known or which should have been known through reasonable inquiry and due diligence, including those claims, assertions, allegations and causes of action arising from or related to the services delivered by GSI to SCS through or under the MGDA Agreement.  This release, relinquishment, indemnification and protection expressly extends to and includes any and all rights and any claims, causes of action, disputes and disagreements arising from any and all rights held, owned or asserted by SCS under the MGDA Agreement, including the revenue interest or marketing rights set forth therein.

7. Governing Law. This Amendment shall be governed by the laws of the State of Texas, and the Parties hereby mutually agree to and submit, for the purposes of enforcing this Amendment or resolving any dispute under it, to the courts of competent jurisdiction within the State of Texas; provided, however, that this Paragraph 7 shall be of no force and effect should either or both of the conditions set forth in Paragraph 1 above fail to occur before May 20, 2010, or such date as the Parties shall agree to in order to reasonably accomplish the conditions described in Paragraph 1, in which event the governing law, applicable jurisdiction, and choice of forum provisions shall be as set out in the MGDA Agreement as provided in Paragraph 11 below.

8. Survival of Certain Terms.  Terms and provisions necessary to carry out the purposes of this Amendment shall survive the execution of this Amendment.

9. Obligation to execute documents and take actions to carry out Amendment.  Both Parties shall take all actions, including execution of subsequent documents, and any and all other actions necessary to carry out the  purposes of this Amendment.

10. Amendment in Writing; Entireties clause. Subject to complete fulfillment of the conditions set out in Paragraph 1 and to the terms of Paragraph 11 below, this Amendment constitutes the entire agreement between the Parties and supersedes and supplants any other agreement, discussion and negotiation between them.  This Amendment may only be modified in writing signed by or on behalf of both Parties.

11. Failure of Conditions on Resolution of Dispute.  Notwithstanding anything in this Amendment to the contrary, should either or both of the conditions set forth in Paragraph 1 above fail to occur before May 20, 2010, or such date as the Parties shall agree to in order to reasonably accomplish the conditions described in Paragraph 1, both Parties agree that the Parties shall continue to attempt to resolve their disputes in a reasonable time and manner, but they shall maintain their respective rights, duties and obligations under the MGDA Agreement, which shall remain in effect, and may pursue all rights and remedies provided by law.  In these circumstances, it is also expressly recognized that this Amendment shall be considered as settlement discussions under Rule 408 of the Federal Rules of Evidence and the Texas Rules of Evidence in any subsequent proceeding, litigation, or arbitration.

[SIGNATURE PAGES FOLLOW]

12. EXECUTED this 20th day of May 2010.

SCS CORPORATION

By: /s/ Ray Leonard _______________
Ray Leonard
President and Chief Executive Officer

GEOPHYSICAL SERVICE INC.

By: /s/ Paul Einarrson _____________
Paul Einarrson
Chairman and Chief Operating Officer